EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. for the registration of common stock, preferred stock, depositary shares and guarantees of debt securities of Mid-America Apartment Communities, Inc. and debt securities of Mid-America Apartments, L.P. and to the incorporation by reference therein of our reports dated February 24, 2015, with respect to the consolidated financial statements and schedule of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P., and the effectiveness of internal control over financial reporting of Mid-America Apartment Communities, Inc. included in Mid-America Apartment Communities, Inc.’s and Mid-America Apartments, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

December 9, 2015